Exhibit 99.1

SBT Bancorp, Inc. Reports 2010 Results

SIMSBURY, Conn.--(BUSINESS WIRE)--February 7, 2011--SBT Bancorp, Inc., (OTCBB: SBTB), holding company for Simsbury Bank & Trust Company, today announced net income of $1,147,000 for the year ended December 31, 2010, compared to $718,000 for the year ended December 31, 2009, an increase of 60%. Net income available to common shareholders after preferred dividends was $889,000, or $1.03 per diluted share, for the year ended December 31, 2010, compared to $522,000, or $0.60 per diluted share, for the year ended December 31, 2009, an increase in diluted earnings per share of 72%.

For the fourth quarter of 2010, SBT Bancorp, Inc. earned net income of $317,000, net income available to common shareholders after preferred dividends of $252,000, and earnings per diluted share of $0.29. This compares to fourth quarter of 2009 net income of $191,000, net income available to common shareholders after preferred dividends of $126,000, and earnings per diluted share of $0.15. Fourth quarter 2010 earnings per share increased by 93% over the fourth quarter of 2009.

Key items for the year of 2010 compared to the year of 2009 include:

  Earnings per share increased by 72%
  Total revenues increased by 15%.
  Core deposits increased by 14%.
  Total loans outstanding increased by 6%.
  Taxable equivalent net interest margin increased by 26 basis points, from 3.56% to 3.82%.
  Total non-accrual loans and loans 30 or more days past due decreased from 1.80% of loans outstanding to 1.39% of loans outstanding.
  Allowance for loan losses ended the quarter at 1.13% of total loans outstanding.
  Capital ratios remained well above regulatory standards for a “well capitalized” bank.

“SBT Bancorp is pleased to report that steady growth in loans, deposits, and revenues has now produced increased earnings in each of the past five quarters,” said SBT Bancorp President and CEO, Martin J. Geitz. “Our customer focus in 2010 produced a notable increase in net income and earnings per share. In 2011 we will strive to further build shareholder value through developing profitable banking relationships, diversifying our sources of revenue, and serving our customers’ full range of financial services needs.”

Total revenues, consisting of net interest and dividend income plus noninterest income, were $12.1 million in 2010 compared to $10.5 million during 2009, an increase of $1.6 million or 15%. Net interest and dividend income increased by $1.3 million or 14%. This increase was driven by an 8% growth in the balance sheet and a 26 basis point increase in the Company’s taxable equivalent net interest margin. Noninterest income increased by $255 thousand or 17% primarily due to a $167 thousand increase in gains on loans sold.

The Company’s taxable-equivalent net interest margin (taxable-equivalent net interest and dividend income divided by average earning assets) was 3.82% for 2010, compared to 3.56% for the 2009. The primary cause of this increase was a much lower cost of funds. Core deposits grew rapidly during this period, replacing higher-cost time deposits.

Total non-interest expenses for 2010 were $9,755,000, an increase of $758,000 or 8% over 2009. The increase in expenses was primarily due to preparing the bank for future growth. Salaries and employee benefit expenses and professional fees increased by a total of $864,000 during 2010 compared to 2009. Premises and equipment, forms and supplies, and FDIC assessment decreased by a total of $211,000 in 2010 compared to 2009. All other operating expenses were up by $105,000 in 2010 compared to 2009.

On December 31, 2010 loans outstanding were $205 million, an increase of $12 million or 6% over a year ago. With a loan loss provision of $150k in the fourth quarter and $755k for the entire year, the Company's allowance for loan losses ended the year at $2.3 million or 1.13% of total loans. The profile of the Company’s loan portfolio remained relatively low-risk throughout 2010. At year end, 72% of total loans were conventionally underwritten residential mortgages and consumer home equity lines and loans. Commercial loans represent 26% of the Company’s total loans. Other consumer loans comprise 2% of total loans. The Company’s exposure to commercial real estate concentrations is relatively low. Total exposure to builder and land development loans and non-owner occupied commercial real estate was $10 million at year end, 5% of total loans and 47% of total capital. The Company had non-accrual loans totaling $2 million equal to 1.12% of total loans on December 31, 2010 compared to non-accrual loans of $3 million or 1.63% of total loans a year ago. Total non-accrual loans and loans 30 or more days past due decreased from 1.80% of loans outstanding on December 31, 2009 to 1.39% of loans outstanding on December 31, 2010.

Total deposits on December 31, 2010 were $269 million, an increase of $19 million or 8% over a year ago. Core deposits (Demand, Savings and NOW accounts) increased by $23 million or 14% and Time Deposits decreased by $4 million or 5%. The Company continues to maintain a low-cost mix of deposits. At year end, 20% of total deposits were in non-interest bearing demand accounts, 51% were in low-cost savings and NOW accounts, and 29% were in time deposits.

Capital levels for the Simsbury Bank & Trust Company remain well in excess of those required to meet the regulatory “well-capitalized” designation.

Capital Ratios 12/31/10
	Simsbury Bank & Trust Company	Regulatory Standard For Well-Capitalized
Tier 1 Leverage Capital Ratio	7.00%	5.00%
Tier 1 Risk-Based Capital Ratio	11.41%	6.00%
Total Risk-Based Capital Ratio	12.66%	10.00%

In January of 2011, Simsbury Bank & Trust Company formed a subsidiary Passive Investment Company (PIC). Under State of Connecticut statutes, such a company is not subject to Connecticut corporation business taxes. Provided that statutory requirements and certain other conditions are met, the current annual benefit to net income of establishing the PIC should exceed $100,000. This amount may adjust upward or downward as the Bank’s net income changes over time. Certain non-recurring charges incurred in establishing the PIC will negatively impact first quarter 2011 net income by approximately $160,000.

Simsbury Bank is an independent, local bank for consumers and businesses. The Bank has approximately $296 million in assets. The Bank serves customers through full-service offices in Avon, Bloomfield, Granby and Simsbury, Connecticut; a loan production office and ATM in Canton, Connecticut; SBT Online internet banking at simsburybank.com; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly owned by publicly traded SBT Bancorp, Inc. Its stock is traded over-the-counter under the ticker symbol of OTCBB: SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

SBT Bancorp, Inc
Condensed Consolidated Balance Sheets

(Dollars in thousands, except for per share amounts)

	12/31/2010	12/31/2009

ASSETS
Cash and due from banks	$7,164	$8,212
Interest-bearing deposits with Federal Reserve Bank of Boston	12,574	4,945
Interest-bearing deposits with the Federal Home Loan Bank	3	163
Federal funds sold	2,787	2,416
Money market mutual funds	8,343	1,353
Cash and cash equivalents	30,871	17,089

Interest-bearing time deposits with other bank	5,963	5,488
Investments in available-for-sale securities (at fair value)	46,289	50,011
Federal Home Loan Bank stock, at cost	660	631

Loans outstanding	205,118	193,515
Less allowance for loan losses	2,326	2,211
Loans, net	202,792	191,304

Premises and equipment	562	684
Other real estate owned	350	-
Accrued interest receivable	905	977
Bank owned life insurance	4,013	3,846
Other assets	3,162	3,709
Total other assets	8,992	9,216

TOTAL ASSETS	$295,567	$273,739

LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits:
Demand deposits	$55,339	$43,887
Savings and NOW deposits	136,208	124,482
Time deposits	77,732	82,077
Total deposits	269,279	250,446

Securities sold under agreements to repurchase	3,235	913
Other liabilities	1,086	968
Total liabilities	273,600	252,327

Stockholders' equity:
Preferred Stock - Series A	3,851	3,805
Preferred Stock - Series B	219	225
Common Stock, no par value; authorized 2,000,000 shares;
issued and outstanding 864,976 shares on 12/31/10 and 12/31/09	9,381	9,372

Retained earnings	8,255	7,782
Accumulated other comprehensive income	261	228
Total stockholders' equity	21,967	21,412

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$295,567	$273,739

SBT Bancorp, Inc
Condensed Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except for per share amounts)

	For the quarter ended		For the year ended
	12/31/2010	12/31/2009	12/31/2010	12/31/2009

Interest and dividend income:
Interest and fees on loans	$2,573	$2,567	$10,252	9,821
Investment securities	392	517	1,771	1,945
Federal funds sold and overnight deposits	11	4	32	25
Total interest and dividend income	2,976	3,088	12,055	11,791

Interest expense:
Deposits	428	584	1,774	2,808
Repurchase agreements	9	1	40	8
Federal Home Loan Bank advances	-	-	-	7
Total interest expense	437	585	1,814	2,823

Net interest and dividend income	2,539	2,503	10,241	8,968

Provision for loan losses	150	225	755	547

Net interest and dividend income after
provision for loan losses	2,389	2,278	9,486	8,421

Noninterest income:
Service charges on deposit accounts	138	149	524	544
(Loss)/Gain on sales of available-for-sale securities	-	(1)	-	39
Other service charges and fees	161	149	645	562
Increase in cash surrender value
of life insurance policies	42	43	167	142
Gain on loans sold	126	-	227	60
Investment services fees and commissions	33	27	114	101
Other income	26	12	101	74
Total noninterest income	526	379	1,778	1,522

Noninterest expense:
Salaries and employee benefits	1,312	1,132	4,819	4,165
Premises and equipment	352	369	1,420	1,478
Advertising and promotions	119	92	408	398
Forms and supplies	47	48	146	186
Professional fees	182	118	723	513
Directors fees	32	33	146	132
Correspondent charges	74	66	290	272
Postage	27	27	98	104
FDIC Assessment	106	201	403	516
Data Processing Fees	42	115	395	365
Other expenses	194	215	907	868
Total noninterest expense	2,487	2,416	9,755	8,997

Income before income taxes	428	241	1,509	946
Income tax provision	111	50	362	228

Net income	$317	$191	$1,147	$718

Net income available to common shareholders	$252	$126	$889	$522

Average shares outstanding, basic	864,976	864,976	864,976	864,976
Earnings per common share, basic	$0.29	$0.15	$1.03	$0.60

Average shares outstanding, assuming dilution	865,434	865,001	865,343	864,976
Earnings per common share, assuming dilution	$0.29	$0.15	$1.03	$0.60

CONTACT:
The Simsbury Bank & Trust Company
Anthony F. Bisceglio, 860-408-5493
EVP & CFO
860-408-4679 (fax)
abisceglio@simsburybank.com